Magnum  Hunter  Resources,  Inc.
600 East Las Colinas  Blvd. o Suite 1200 oIrving, TX 75039 o
(972) 401-0752 o Fax (972) 401-3110
Mailing Address: P.O. Box140908 o Irving, TX 75014-0908
An American Stock Exchange Company


June 1, 1998


Magnum Hunter Resources, Inc.
600 East Las Colinas Blvd., Suite 1200
Irving, Texas, 75039


         Re:  S-8 Registration Statement

Gentlemen:

       At your request, I have examined the form of Registration Statement, No. 333- ____, which you have filed on June 1, 1998 with the Securities and Exchange Commission, on Form S-8 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,482,058 shares of your Common Stock (the "Stock") to be issued upon exercise of options pursuant to various employees stock option agreements (the "Agreements").

       In rendering the following opinion, I have examined and relied only upon the documents, and certificates of officers and directors of the Company as are specifically described below. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as copies. My examination was limited to the following documents and no others:

       1.  Certificate of Incorporation of the Company, as amended to date;

       2.  Bylaws of the Company, as amended to date;

       3. Certified Resolutions adopted by the Board of Directors of the Company authorizing the Agreements and the issuance of the Stock under the Agreements;

       4.  The Registration Statement; and

       5. The form of the Agreements.

       I have not undertaken, nor do I intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy of accuracy of such documents and records.


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       Based on the foregoing,  it is my opinion that the Stock to be sold under the Registration Statement to the employees, subject to effectiveness of the Registration Statement and compliance with applicable blue sky laws, when issued under the Agreements or otherwise, will by duly and validly authorized, fully paid and non-assessable.

       I consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction's securities act for the purpose of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the Stock described in the Registration Statement in connection with the offering described therein. Other than as provided in the preceding sentence, this opinion (i) is addressed solely to you, (ii) covers only matters of Nevada and federal law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, (iii) may not be quoted or reproduced or delivered by you to any other person, and (iv) may not be relied upon for any other purpose whatsoever. Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

       The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.


Very truly yours,

/s/ Morgan F. Johnston

Morgan F. Johnston
General Counsel